Exhibit 6.7

Copy of the Electronic Original® document managed by the eCore® On Demand (EOD™) Service.

E-SIGNATURE AUTHORIZATION ACKNOWLEDGMENT AND CONSENT	Coastal Community Bank 5415 Evergreen Way
Everett, Washington 98203
(425)257-9000
NMLS Company Identifier: 462289

LOAN NUMBER	DATE
1904635200	April 15, 2020

This E-Signatures Authorization Acknowledgment And Consent will also be referred to in this document as the "Agreement" and constitutes the full agreement by and between Coastal Community Bank ("Financial Institution") and TriplePulse, Inc. (each a "Consenting Party"), with respect to the use of electronic signature.

Financial Institution and Consenting Party agree to the following:

1.	Each Consenting Party authorizes Financial Institution to use an electronic signature of the Consenting Party for all documents, agreements, attachments, addendums including, without limitation, all deposit and lending related documents such as account agreements, loan agreements, security agreements, mortgages, deeds of trust, guaranties and hypothecations (collectively, the "Documents") in any way connected to the transaction ("Transaction") being entered into between the Consenting Party and the Financial Institution. This consent is specifically to permit an electronic signature (as of the nature then in use by the Financial Institution) in lieu of hand-written signatures on any one or more of the Documents.

2.	Financial Institution consents to accept such signatures as true, correct and binding signatures of the Consenting Party and to enter into the Transaction in reliance thereon.

3.	Each Consenting Party agrees that its electronic signature will be enforceable as and to the full extent of a hand-written signature as an original for enforcement/enforceability of the Documents containing the electronic signature(s), whether in court (state or federal), arbitration or otherwise. Consenting Party will not raise any defenses or invoke regulatory or statutory claim attempting to invalidate the enforceability of the Documents to which the electronic signature is affixed.

NOTICES. Any notice from Financial Institution to Consenting Party shall be deemed given when mailed, postage paid, and addressed to any Consenting Party at the last address furnished by any Consenting Party to the Financial Institution. Any notice from Consenting Party to Financial Institution shall be deemed given when mailed, postage paid, and addressed to the Financial Institution at its principal place of business.

ENTIRE AGREEMENT. This Agreement contains and constitutes the entire understanding between Financial Institution and each Consenting Party regarding the subject matter hereof and may not be modified, amended, or terminated except by written agreement signed by Financial Institution and each Consenting Party that such modification, amendment or termination affects. All prior or subsequent oral agreements and/or discussions relating to this Agreement are superseded by this Agreement. Further, in the event of any conflict between the terms and provisions contained in this Agreement and any other document(s) relating to use of electronic signatures, the terms and provisions of this Agreement shall control.

BINDING EFFECT. The obligations hereof shall bind the heirs, executors, administrators, successors, and assigns of each Consenting Party, and all rights, benefits and privileges hereby conferred on Financial Institution shall be and hereby are extended to and conferred upon and may be enforced by its successors and assigns. Further, if any Consenting Party is a partnership, the obligations hereof shall continue in force, and apply, notwithstanding any change in the membership of such partnership, whether arising from the death or retirement of one or more partners or the accession of one or more new partners.

ENFORCEABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

HEADINGS. Section headings/titles are for convenience only and are not to be used in construing or interpreting this Agreement.

GOVERNING LAW. This Agreement shall be governed by the laws of the state of Washington except to the extent that federal law is controlling.

By signing this Agreement, Financial Institution and each Consenting Party acknowledge reading, understanding and agreeing to all of its provisions.

CONSENTING PARTIES:

TriplePulse, Inc.

By:	/s/ Christopher Thompson Apr 15, 2020 11:13:50 AM PDT
By: Christopher Thompson		Date
Its: CEO

© Lending-2019 Compliance Systems, Inc. 4b8a2c44-8aaa32a7 - 2019.112.0.3 E-Signatures Authorization Acknowledgment And Consent - DG9006	Page 1 of 2	www.compliancesystems.com

The original document is owned by Coastal Community Bank and this copy was created on Apr 15, 2020 11:17:43 AM.

Copy of the Electronic Original® document managed by the eCore® On Demand (EOD™) Service.

FINANCIAL INSTITUTION:

Coastal Community Bank

By:	/s/ Tyler Ferguson Apr 15, 2020 11:09:54 AM PDT
By: Tyler Ferguson		Date
Its: Executive Vice President

© Lending-2019 Compliance Systems, Inc. 4b8a2c44-8aaa32a7 - 2019.112.0.3 E-Signatures Authorization Acknowledgment And Consent - DG9006	Page 2 of 2	www.compliancesystems.com

The original document is owned by Coastal Community Bank and this copy was created on Apr 15, 2020 11:17:43 AM.